June 12, 2001

Securities and Exchange Commission
450 West Fifth Street, N. W.
Washington, D. C. 20549

To Whom It May Concern:

I have reviewed the statements made by Relevant Links, Inc. contained in the amendment to its SB-1 filing under the heading "Changes and Disagreements with Accountants" and agree with all the statements contained ni that section. Additionally, I affirm that I have never had any disagreements with Relevant Links, Inc. on mateers of accounting or financial disclosure.

Best Regards,

/s/ Craig Conners
Craig Conners
Certified Public Accountant

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